Exhibit 99.1

ALTRIA REPORTS 2024 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2025 FULL-YEAR EARNINGS GUIDANCE; ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM

RICHMOND, Va. - January 30, 2025 - Altria Group, Inc. (NYSE: MO) today reports our 2024 fourth-quarter and full-year business results and provides our guidance for 2025 full-year adjusted diluted earnings per share (EPS).

“2024 was another pivotal year for Altria, headlined by meaningful progress toward our Vision, strong financial results and significant cash returns to shareholders,” said Billy Gifford, Altria’s Chief Executive Officer. “Our companies’ leading brands and talented teams enabled our core tobacco businesses to deliver solid income growth and margin expansion, while we strategically invested in our future.”

“We expect to deliver 2025 full-year adjusted diluted EPS in a range of $5.22 to $5.37. This range represents an adjusted diluted EPS growth rate of 2% to 5% from a base of $5.12 in 2024.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2024	Change vs. Q4 2023	Full Year 2024	Change vs. Full Year 2023
Net revenues	$5,974	—%	$24,018	(1.9)%
Revenues net of excise taxes	$5,106	1.6%	$20,444	(0.3)%

Reported tax rate	(9.4)%	(34.1) pp	17.5%	(8.1) pp
Adjusted tax rate	24.1%	(0.5) pp	24.3%	(0.4) pp

Reported diluted EPS[2]	$1.79	54.3%	$6.54	43.1%
Adjusted diluted EPS[2]	$1.29	9.3%	$5.12	3.4%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on January 30, 2025 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Results
Fourth Quarter:
•NJOY consumables reported shipment volume increased 15.3% versus the prior year to 12.8 million units.
•NJOY devices reported shipment volume increased 22.2% versus the prior year to 1.1 million units.
•NJOY retail share of consumables in the U.S. multi-outlet and convenience channel increased 2.8 share points versus the prior year to 6.4%.
Full Year:
•NJOY consumables reported shipment volume was 46.6 million units.
•NJOY devices reported shipment volume was 5.0 million units.
•NJOY retail share of consumables in the U.S. multi-outlet and convenience channel was 5.5%.
U.S. International Trade Commission (ITC) Update
•Yesterday, the ITC issued its final determination in JUUL Labs, Inc.’s (JUUL) case against NJOY.
◦The ITC agreed with JUUL’s claims with respect to the four patents at issue in this case. As a remedy, the ITC issued an exclusion order and cease-and-desist orders barring the importation and sale of ACE. The ITC’s decision is currently under a 60-day review period by the Office of the U.S. Trade Representative, which could reject the ITC’s decision. If the Trade Representative does not reject the ITC’s decision, the exclusion order and cease-and-desist orders would take effect on March 31, 2025, or earlier if the Trade Representative notifies the ITC of approval before the 60 days elapse.
◦NJOY continues work on its product solution that addresses all of the patents at issue in the event the ITC’s decision is not rejected by the Trade Representative.
◦The final exclusion order and cease-and-desist orders can be appealed to the U.S. Court of Appeals for the Federal Circuit, but the final exclusion order and cease-and-desist orders barring the importation and sale of ACE would likely not be stayed during the pendency of such an appeal.

Cash Returns to Shareholders
Share Repurchase Program
•We completed our previously authorized $3.4 billion share repurchase program. In the fourth quarter, we repurchased 5.8 million shares at an average price of $53.04, for a total cost of $310 million. For the full year, we repurchased 73.5 million shares at an average price of $46.26, for a total cost of $3.4 billion.
•Our Board of Directors (Board) authorized a new $1 billion share repurchase program, which we expect to complete by December 31, 2025. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Dividends
•We paid dividends of $1.7 billion in the fourth quarter and $6.8 billion for the full year.

2028 Enterprise Goals
Our 2028 Enterprise Goals and our progress through 2024 are listed below:
Corporate
•Deliver a mid-single digits adjusted diluted EPS compounded annual growth rate (CAGR) in 2028 from a $4.84 base in 2022.
◦Through 2024, we delivered a reported diluted EPS CAGR of 43.2% and an adjusted diluted EPS CAGR of 2.9%1 from the 2022 base.
•A progressive dividend goal targeting mid-single digits dividend per share growth annually through 2028.
◦ In 2024, we increased our dividend by 4.1%. Future dividend payments remain subject to the discretion of our Board.
•Target a debt-to-Consolidated EBITDA ratio of approximately 2.0x.

◦At year end, our debt-to-Consolidated Net Earnings ratio was 2.2x and our debt-to-Consolidated EBITDA ratio was 2.1x1.
•Maintain our leadership position in the U.S. tobacco space.
◦On the strength of our companies’ leading core tobacco brands Marlboro, Copenhagen and Black & Mild and growing innovative brands, on! and NJOY, we maintained our leadership position in 2024.
•Maintain a total adjusted operating companies income (OCI) margin of at least 60% in each year through 2028.
◦For 2024, our total reported OCI margin was 58.0% and our total adjusted OCI margin was 60.3%1.
U.S. Smoke-Free Portfolio
•Grow U.S. smoke-free volumes by at least 35% from our 2022 base of 800 million units by 2028.
◦Our U.S. smoke-free volumes were approximately 821 million units in 2024, an increase of 2.6% when compared to the 2022 base.
•Approximately double our U.S. smoke-free net revenues to $5 billion from our 2022 base of $2.6 billion, with $2 billion sourced from innovative smoke-free products.
◦In 2024, total U.S. smoke-free net revenues were $2.8 billion and net revenues from innovative smoke-free products were $0.3 billion.
•In 2024, we estimate the e-vapor category grew by approximately 30% versus the prior year, driven by the growth of illicit disposable products. We estimate that illicit products now represent more than 60% of the e-vapor category. Recent enforcement actions by regulatory agencies have not had a material impact in curbing the proliferation and sale of illicit disposable e-vapor products. This dynamic has made the operating environment challenging for our businesses, which adhere to federal regulations. We believe this dynamic compromises our ability to achieve our 2028 smoke-free volume and revenue goals. We are reassessing these two goals and anticipate providing updated smoke-free goals when we have more clarity on how the legitimate e-vapor market may evolve.
•Regarding NJOY, we believe the operating conditions in the e-vapor market compromise our ability to achieve the targets we established in connection with our acquisition of NJOY in June 2023 (NJOY Transaction). Our prior targets anticipated NJOY to be accretive to cash flow in 2025 and accretive to adjusted diluted EPS in 2026. We also anticipated the return on invested capital for the NJOY Transaction to exceed our prior weighted-average cost of capital by 2027.
•In 2023, Helix established a goal to achieve profitability in 2025. Helix achieved profitability in the fourth quarter of 2024, ahead of its goal.
Long-Term Growth
•Compete internationally in the top innovative oral tobacco markets and develop a pathway to participate in heated tobacco and e-vapor markets.
◦on! and on! PLUS are competing internationally via e-commerce and at select retail locations in Sweden and the United Kingdom.
◦We launched SWIC, our heated tobacco capsule product, via e-commerce in a small-scale test in Great Britain.
•Enter non-nicotine categories with broad commercial distribution of at least five products by 2028.
◦We tested a variety of organic and partner-developed concepts, products and product formats to garner consumer and marketplace insights that we expect to inform our non-nicotine strategies. Our efforts were concentrated on the consumer need states of enhanced energy, focus, stress relief and relaxation.
◦We made a minority investment in Proper Wild, a manufacturer of clean energy shots. Altria Group Distribution Company is providing certain sales and distribution services to Proper Wild, and we expect to achieve broader commercial distribution in 2025.

1See “Basis of Presentation” for more information on these non-GAAP financial measures. Reconciliations of these non-GAAP financial measures are included in Schedules 13-15.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•In 2023, we commenced an equity and civil rights assessment (Assessment) in response to a 2022 shareholder proposal requesting that we commission a civil rights equity audit. The Assessment was Altria-led and overseen by an independent external Advisory Review Board. We completed the Assessment and, in December, published the third-party assured report on www.altria.com.
•In 2024, we were ranked 3rd among the top 1,000 companies in the FTSE Russell Index by the Center for Political Accountability-Zicklin Index in terms of voluntary disclosures of our political spending. We were recognized as a “trendsetter” in this area for the 9th consecutive year.

2025 Full-Year Guidance
We expect to deliver 2025 full-year adjusted diluted EPS in a range of $5.22 to $5.37, representing a growth rate of 2% to 5% from a base of $5.12 in 2024. Our guidance includes the impact of one fewer shipping day in 2025, which occurs in the first quarter, assumes limited impact on combustible and e-vapor product volumes from enforcement efforts in the illicit e-vapor market and includes the reinvestment of anticipated cost savings related to our previously announced Optimize & Accelerate initiative (Initiative). The guidance range also includes lower expected net periodic benefit income.
While our 2025 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit product enforcement and (iv) regulatory, litigation and legislative developments.
Our 2025 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses. This guidance range excludes the per share impacts that we expect to record in 2025 related to charges associated with our Initiative.
We expect our 2025 full-year adjusted effective tax rate to be in a range of 23% to 24%, our 2025 capital expenditures to be between $175 million and $225 million and our 2025 depreciation and amortization expenses to be approximately $290 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (NPM Adjustment Items). See Table 1 below for the income and expense items for the full-year 2024.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues were essentially unchanged at $6.0 billion as lower net revenues in the smokeable products segment and the all other category were mostly offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes increased 1.6% to $5.1 billion.
•Reported diluted EPS increased 54.3% to $1.79, primarily driven by favorable income tax items, fewer shares outstanding and higher reported OCI, which includes costs related to our Initiative.
•Adjusted diluted EPS increased 9.3% to $1.29, primarily driven by higher adjusted OCI and fewer shares outstanding.
Full Year
•Net revenues decreased 1.9% to $24.0 billion, primarily driven by lower net revenues in the smokeable products segment, partially offset by higher net revenues in the oral tobacco products segment. Revenues net of excise taxes decreased 0.3% to $20.4 billion.
•Reported diluted EPS increased 43.1% to $6.54, primarily driven by the gain on the assignment of the IQOS Tobacco Heating System commercialization rights to Philip Morris International Inc. (PMI), favorable income tax items, fewer shares outstanding, 2023 charges related to our former investment in JUUL and lower tobacco and health and certain other litigation items. These items were partially offset by lower reported OCI, which includes a non-cash impairment of the Skoal trademark and costs related to our Initiative, and higher costs associated with the NJOY Transaction.
•Adjusted diluted EPS increased 3.4% to $5.12, primarily driven by fewer shares outstanding and a lower adjusted tax rate, partially offset by lower adjusted OCI.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Reported diluted EPS	$1.79	$1.16	54.3%	$6.54	$4.57	43.1%
NPM Adjustment Items	—	(0.01)		(0.01)	(0.02)
Acquisition, disposition and integration-related items	—	0.01		(1.08)	0.01
Asset impairment, exit and implementation costs	0.03	—		0.18	—
Tobacco and health and certain other litigation items	—	—		0.04	0.18
Loss on disposition of JUUL equity securities	—	—		—	0.14
ABI-related special items	0.02	0.02		—	0.03
Cronos-related special items	—	—		0.01	0.02
Income tax items	(0.55)	—		(0.56)	0.02
Adjusted diluted EPS	$1.29	$1.18	9.3%	$5.12	$4.95	3.4%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
For the full-year 2023, we recorded pre-tax income of $50 million (or $0.02 per share) for NPM Adjustment Items and related interest, including $29 million recorded as a reduction to cost of sales in the smokeable products segment and $21 million recorded as interest income.
Acquisition, Disposition and Integration-Related Items
For the full-year 2024, we recorded net pre-tax income of $2.5 billion (or $1.08 per share) of acquisition, disposition and integration-related items, primarily related to a pre-tax gain of $2.7 billion on the assignment of the IQOS Tobacco Heating System commercialization rights to PMI in April 2024, partially offset by net pre-tax expenses associated with the NJOY Transaction, including a pre-tax charge of $140 million related to a change in the fair value of the contingent payments.
Asset Impairment, Exit and Implementation Costs
In the fourth quarter of 2024, we recorded pre-tax charges of $68 million (or $0.03 per share) for employee separation costs and implementation costs related to our Initiative. For the full-year 2024, we recorded pre-tax charges of $422 million (or $0.18 per share) related to a non-cash, pre-tax charge for our impairment of the Skoal trademark and employee separation costs and implementation costs related to our Initiative.
Tobacco and Health and Certain Other Litigation Items
For the full-year 2024, we recorded pre-tax charges of $101 million (or $0.04 per share) for tobacco and health and certain other litigation items and related interest costs.
For the full-year 2023, we recorded pre-tax charges of $430 million (or $0.18 per share) for tobacco and health and certain other litigation items and related interest costs. The charges for the full year include the settlement of certain JUUL-related litigation.
Loss on Disposition of JUUL Equity Securities
For the full-year 2023, we recorded a non-cash, pre-tax loss of $250 million (or $0.14 per share) related to the disposition of our former investment in JUUL. We recorded a corresponding adjustment to the JUUL tax valuation allowance.
ABI-Related Special Items
In the fourth quarter of 2024, we recorded net pre-tax expenses of $41 million (or $0.02 per share) for ABI-related special items, primarily related to mark-to-market losses and other activities on certain ABI financial instruments associated with its share commitments.
For the fourth quarter and full-year 2023, equity earnings from ABI included net pre-tax losses of $35 million (or $0.02 per share) and $89 million (or $0.03 per share), respectively, consisting primarily of a loss on ABI’s sale of certain brands and associated assets in the United States. The amounts for the full-year 2023 also included mark-to-market losses on certain ABI financial instruments associated with its share commitments.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
For the full-year 2023, we recorded pre-tax losses of $29 million (or $0.02 per share) for Cronos-related special items, substantially all of which related to our share of special items recorded by Cronos. We recorded a corresponding adjustment to the Cronos tax valuation allowance.
Income Tax Items
For the fourth quarter and full-year 2024, we recorded income tax items of $928 million (or $0.55 per share) and $969 million (or $0.56 per share), respectively, primarily related to the reversal of an unrecognized tax benefit resulting in the partial release of a valuation allowance related to our former investment in JUUL in connection with an agreement reached in October 2024 with the Internal Revenue Service. The amounts for the full-year 2024 also include the partial release of a valuation allowance in connection with the partial sale of our investment in ABI.
For the full-year 2023, we recorded income tax items of $32 million (or $0.02 per share), due primarily to tax expense associated with a tax basis adjustment related to our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues decreased 0.2%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes increased 1.7%.
•Reported OCI increased 2.3%, primarily driven by higher pricing, partially offset by lower shipment volume, costs related to our Initiative, higher promotional investments and higher selling, general and administrative (SG&A) costs.
•Adjusted OCI increased 5.5%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments and higher SG&A costs. Adjusted OCI margins increased by 2.2 percentage points to 61.2%.
Full Year
•Net revenues decreased 2.5%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 0.8%.
•Reported OCI increased 1.4%, primarily driven by higher pricing and lower SG&A costs, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges, higher manufacturing costs and costs related to our Initiative.
•Adjusted OCI increased 2.0%, primarily driven by higher pricing and lower SG&A costs, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher manufacturing costs. Adjusted OCI margins increased by 1.7 percentage points to 61.6%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Net revenues	$5,263	$5,274	(0.2)%	$21,204	$21,756	(2.5)%
Excise taxes	(839)	(924)		(3,469)	(3,869)
Revenues net of excise taxes	$4,424	$4,350	1.7%	$17,735	$17,887	(0.8)%

Reported OCI	$2,638	$2,578	2.3%	$10,821	$10,670	1.4%
NPM Adjustment Items	—	(14)		(29)	(29)
Asset impairment, exit and implementation costs	60	—		60	—
Tobacco and health and certain other litigation items	11	4		70	69
Adjusted OCI	$2,709	$2,568	5.5%	$10,922	$10,710	2.0%
Reported OCI margins [1]	59.6%	59.3%	0.3 pp	61.0%	59.7%	1.3 pp
Adjusted OCI margins [1]	61.2%	59.0%	2.2 pp	61.6%	59.9%	1.7 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.8%, primarily driven by the industry’s decline rate (impacted by the growth of illicit e-vapor products and continued discretionary income pressures on ATCs) and retail share losses, partially offset by calendar differences and trade inventory movements.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for calendar differences and trade inventory movements, total estimated domestic cigarette industry volume decreased by an estimated 8%.

•Reported cigar shipment volume increased 2.9%.
Full Year
•Smokeable products segment reported domestic cigarette shipment volume decreased 10.2%, primarily driven by the industry’s decline rate (impacted by the growth of illicit e-vapor products and continued discretionary income pressures on ATCs), retail share losses and trade inventory movements, partially offset by calendar differences.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 11%.
•When adjusted for calendar differences and trade inventory movements, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 1.5%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Cigarettes:
Marlboro	15,173	16,462	(7.8)%	62,584	68,801	(9.0)%
Other premium	789	859	(8.1)%	3,186	3,533	(9.8)%
Discount	631	883	(28.5)%	2,812	4,002	(29.7)%
Total cigarettes	16,593	18,204	(8.8)%	68,582	76,336	(10.2)%

Cigars:
Black & Mild	430	418	2.9%	1,750	1,777	(1.5)%
Other	1	1	—%	4	3	33.3%
Total cigars	431	419	2.9%	1,754	1,780	(1.5)%

Total smokeable products	17,024	18,623	(8.6)%	70,336	78,116	(10.0)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category was 41.3%, a decrease of 1.0 share point versus the prior year and 0.3 share points sequentially. Marlboro share of the premium segment was 59.4%, an increase of 0.1 share point versus the prior year and sequentially.
•The cigarette industry discount retail share was 30.4%, an increase of 1.7 share points versus the prior year and 0.6 share points sequentially, primarily due to continued discretionary income pressures on ATCs.
Full Year
•Marlboro retail share of the total cigarette category was 41.7%, a decrease of 0.5 share points versus the prior year. Marlboro share of the premium segment was 59.3%, an increase of 0.4 share points versus the prior year.
•The cigarette industry discount retail share was 29.7%, an increase of 1.3 share points versus the prior year, primarily due to continued discretionary income pressures on ATCs.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2024	2023	Percentage point change	2024	2023	Percentage point change
Cigarettes:
Marlboro	41.3%	42.3%	(1.0)	41.7%	42.2%	(0.5)
Other premium	2.2	2.3	(0.1)	2.2	2.3	(0.1)
Discount	1.8	2.2	(0.4)	2.0	2.4	(0.4)
Total cigarettes	45.3%	46.8%	(1.5)	45.9%	46.9%	(1.0)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 2.7%, driven by higher pricing, partially offset by a higher percentage of on! shipment volume relative to MST versus the prior year (mix change), lower shipment volume and higher promotional investments. Revenues net of excise taxes increased 2.5%.
•Reported OCI increased 11.0%, primarily driven by higher pricing and lower SG&A costs, partially offset by mix change, lower shipment volume, higher promotional investments and costs related to our Initiative.
•Adjusted OCI increased 13.0%, primarily driven by higher pricing and lower SG&A costs, partially offset by mix change, lower shipment volume and higher promotional investments. Adjusted OCI margins increased by 6.4 percentage points to 69.5%.
Full Year
•Net revenues increased 4.1%, primarily driven by higher pricing, partially offset by mix change and lower shipment volume. Revenues net of excise taxes increased 4.5%.
•Reported OCI decreased 15.9%, primarily driven by a non-cash impairment of the Skoal trademark, mix change and lower shipment volume, partially offset by higher pricing.
•Adjusted OCI increased 5.2%, primarily driven by higher pricing, partially offset by mix change and lower shipment volume. Adjusted OCI margins increased by 0.4 percentage points to 67.8%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Net revenues	$692	$674	2.7%	$2,776	$2,667	4.1%
Excise taxes	(29)	(27)		(105)	(112)
Revenues net of excise taxes	$663	$647	2.5%	$2,671	$2,555	4.5%

Reported OCI	$453	$408	11.0%	$1,449	$1,722	(15.9)%
Asset impairment, exit and implementation costs	8	—		362	—
Adjusted OCI	$461	$408	13.0%	$1,811	$1,722	5.2%
Reported OCI margins [1]	68.3%	63.1%	5.2 pp	54.2%	67.4%	(13.2) pp
Adjusted OCI margins [1]	69.5%	63.1%	6.4 pp	67.8%	67.4%	0.4 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 0.4%, primarily driven by retail share losses, trade inventory movements and other factors, partially offset by the industry’s growth rate and calendar differences. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume was essentially unchanged.
Full Year
•Oral tobacco products segment reported domestic shipment volume decreased 1.0%, primarily driven by retail share losses and trade inventory movements, partially offset by the industry’s growth rate, calendar differences and other factors. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 2%.
•Total oral tobacco industry volume increased by an estimated 8% over the six months ended December 31, 2024, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Copenhagen	97.1	106.8	(9.1)%	401.5	440.1	(8.8)%
Skoal	35.4	39.8	(11.1)%	147.0	163.1	(9.9)%
on!	43.9	30.4	44.4%	160.3	114.3	40.2%
Other	15.9	16.1	(1.2)%	65.9	65.4	0.8%
Total oral tobacco products	192.3	193.1	(0.4)%	774.7	782.9	(1.0)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can or pack of MST.

Retail Share and Brand Activity
Fourth Quarter
•Oral tobacco products segment retail share was 36.8%, as share declines for MST products were partially offset by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.9%, an increase of 2.0 share points versus the prior year, and was flat sequentially.
•The U.S. nicotine pouch category grew to 45.7% of the U.S. oral tobacco category, an increase of 9.6 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 19.5%, an increase of 0.4 share points versus the prior year and a decrease of 0.8 share points sequentially.
Full Year
•Oral tobacco products segment retail share was 37.5%, as share declines for MST products were partially offset by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.3%, an increase of 1.5 share points versus the prior year.
•The U.S. nicotine pouch category grew to 42.9% of the U.S. oral tobacco category, an increase of 11.7 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 19.2%, a decrease of 2.6 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2024	2023	Percentage point change	2024	2023	Percentage point change
Copenhagen	18.1%	21.7%	(3.6)	19.1%	23.5%	(4.4)
Skoal	7.1	8.6	(1.5)	7.6	9.3	(1.7)
on!	8.9	6.9	2.0	8.3	6.8	1.5
Other	2.7	2.7	—	2.5	2.9	(0.4)
Total oral tobacco products	36.8%	39.9%	(3.1)	37.5%	42.5%	(5.0)
Note: Our oral tobacco products segment’s retail share results exclude international volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as domestic tobacco derived oral products, in the form of MST and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can or pack of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with a commercialized product portfolio fully covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2025 Full-Year Guidance.” In addition, our management reviews the ratio of debt-to-Consolidated EBITDA, which we use as a factor to determine our ability to access the capital markets and make investments in pursuit of our Vision. Consolidated EBITDA is calculated in accordance with our credit agreement and includes certain adjustments. Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investments in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International and other business activities, all of which consists of research and development expense related to certain new product platforms and technologies, in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2023. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illicit disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the risks associated with illicit trade in tobacco products (including counterfeit products, illegally imported products, illicit disposable e-vapor products and oral nicotine pouch products) and the sale of products designed to avoid the regulatory framework for tobacco products, such as products using nicotine analogues, each of which contributes to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to develop and commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in ATC disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including the NJOY Transaction and other acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;

▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to corporate responsibility factors, including environmental, social and governance matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪our ability to recognize the expected cost savings in connection with the Initiative or successfully reinvest those savings in our businesses in support of our Vision and 2028 Enterprise Goals, in each case, in the expected manner or time frame or at all;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and potential reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected manner or timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list to be complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
www.altria.com/contact-us/media

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$5,974	$5,975	—%
Cost of sales [1]	1,502	1,525
Excise taxes on products [1]	868	951
Gross profit	3,604	3,499	3.0%
Marketing, administration and research costs	601	570
Asset impairment and exit costs	35	—
Operating companies income	2,968	2,929	1.3%
Amortization of intangibles	37	41
General corporate expenses	49	92
Operating income	2,882	2,796	3.1%
Interest and other debt expense, net	255	231
Net periodic benefit income, excluding service cost	(28)	(32)
(Income) losses from investments in equity securities [1]	(122)	(138)
Earnings before income taxes	2,777	2,735	1.5%
(Benefit) provision for income taxes	(262)	675
Net earnings	$3,039	$2,060	47.5%

Per share data:
Diluted earnings per share	$1.79	$1.16	54.3%

Weighted-average diluted shares outstanding	1,694	1,767	(4.1)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$5,263	$692	$19	$5,974
2023	5,274	674	27	5,975
% Change	(0.2)%	2.7%	(29.6)%	—%

Reconciliation:
For the quarter ended December 31, 2023	$5,274	$674	$27	$5,975
Operations	(11)	18	(8)	(1)
For the quarter ended December 31, 2024	$5,263	$692	$19	$5,974

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$2,638	$453	$(123)	$2,968
2023	2,578	408	(57)	2,929
% Change	2.3%	11.0%	(100%+)	1.3%

Reconciliation:
For the quarter ended December 31, 2023	$2,578	$408	$(57)	$2,929

NPM Adjustment Items - 2023	(14)	—	—	(14)
Tobacco and health and certain other litigation items - 2023	4	—	—	4
	(10)	—	—	(10)

Asset impairment, exit and implementation costs - 2024	(60)	(8)	—	(68)
Tobacco and health and certain other litigation items - 2024	(11)	—	—	(11)
	(71)	(8)	—	(79)
Operations	141	53	(66)	128
For the quarter ended December 31, 2024	$2,638	$453	$(123)	$2,968

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2024	2023	% Change

Net revenues	$24,018	$24,483	(1.9)%
Cost of sales [1]	6,077	6,218
Excise taxes on products [1]	3,574	3,981
Gross profit	14,367	14,284	0.6%
Marketing, administration and research costs	2,122	1,966
Asset impairment and exit costs	389	—
Operating companies income	11,856	12,318	(3.8)%
Amortization of intangibles	139	128
General corporate expenses	476	643
Operating income	11,241	11,547	(2.7)%
Interest and other debt expense, net	1,037	989
Net periodic benefit income, excluding service cost	(102)	(127)
(Income) losses from investments in equity securities [1]	(652)	(243)
Gain on the sale of IQOS System commercialization rights	(2,700)	—
Earnings before income taxes	13,658	10,928	25.0%
Provision for income taxes	2,394	2,798
Net earnings	$11,264	$8,130	38.5%

Per share data[2]:
Diluted earnings per share	$6.54	$4.57	43.1%

Weighted-average diluted shares outstanding	1,718	1,777	(3.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$21,204	$2,776	$38	$24,018
2023	21,756	2,667	60	24,483
% Change	(2.5)%	4.1%	(36.7)%	(1.9)%

Reconciliation:
For the year ended December 31, 2023	$21,756	$2,667	$60	$24,483
Operations	(552)	109	(22)	(465)
For the year ended December 31, 2024	$21,204	$2,776	$38	$24,018

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2024	$10,821	$1,449	$(414)	$11,856
2023	10,670	1,722	(74)	12,318
% Change	1.4%	(15.9)%	(100%+)	(3.8)%

Reconciliation:
For the year ended December 31, 2023	$10,670	$1,722	$(74)	$12,318

NPM Adjustment Items - 2023	(29)	—	—	(29)
Tobacco and health and certain other litigation items - 2023	69	—	—	69
	40	—	—	40

NPM Adjustment Items - 2024	29	—	—	29
Asset impairment, exit and implementation costs - 2024	(60)	(362)	—	(422)
Tobacco and health and certain other litigation items - 2024	(70)	—	—	(70)
	(101)	(362)	—	(463)
Operations	212	89	(340)	(39)
For the year ended December 31, 2024	$10,821	$1,449	$(414)	$11,856

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$839	$924	$3,469	$3,869
Oral tobacco products	29	27	105	112
	$868	$951	$3,574	$3,981

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$806	$879	$3,460	$3,711
Oral tobacco products	—	1	8	4
	$806	$880	$3,468	$3,715

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$59	$66	$249	$259
Oral tobacco products	1	1	5	5
	$60	$67	$254	$264

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(118)	$(138)	$(673)	$(539)
Cronos	(4)	—	21	46
JUUL	—	—	—	250
	$(122)	$(138)	$(652)	$(243)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2024 Net Earnings	$3,039	$1.79
2023 Net Earnings	$2,060	$1.16
% Change	47.5%	54.3%

Reconciliation:
2023 Net Earnings	$2,060	$1.16

2023 NPM Adjustment Items	(27)	(0.01)
2023 Acquisition, disposition and integration-related items	16	0.01
2023 Tobacco and health and certain other litigation items	5	—
2023 ABI-related special items	27	0.02
2023 Cronos-related special items	(1)	—
2023 Income tax items	3	—
Subtotal 2023 special items	23	0.02

2024 Acquisition, disposition and integration-related items	13	—
2024 Asset impairment, exit and implementation costs	(51)	(0.03)
2024 Tobacco and health and certain other litigation items	(8)	—
2024 ABI-related special items	(32)	(0.02)
2024 Cronos-related special items	5	—
2024 Income tax items	928	0.55
Subtotal 2024 special items	855	0.50

Fewer shares outstanding	—	0.05
Change in tax rate	12	—
Operations	89	0.06
2024 Net Earnings	$3,039	$1.79

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	(Benefit) Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$2,777	$(262)	$3,039	$1.79
Acquisition, disposition and integration-related items	(14)	(1)	(13)	—
Asset impairment, exit and implementation costs	68	17	51	0.03
Tobacco and health and certain other litigation items	11	3	8	—
ABI-related special items	41	9	32	0.02
Cronos-related special items	(4)	1	(5)	—
Income tax items	—	928	(928)	(0.55)
2024 Adjusted for Special Items	$2,879	$695	$2,184	$1.29

2023 Reported	$2,735	$675	$2,060	$1.16
NPM Adjustment Items	(35)	(8)	(27)	(0.01)
Acquisition, disposition and integration-related items	21	5	16	0.01
Tobacco and health and certain other litigation items	6	1	5	—
ABI-related special items	35	8	27	0.02
Cronos-related special items	(1)	—	(1)	—
Income tax items	—	(3)	3	—
2023 Adjusted for Special Items	$2,761	$678	$2,083	$1.18

2024 Reported Net Earnings			$3,039	$1.79
2023 Reported Net Earnings			$2,060	$1.16
% Change			47.5%	54.3%

2024 Net Earnings Adjusted for Special Items			$2,184	$1.29
2023 Net Earnings Adjusted for Special Items			$2,083	$1.18
% Change			4.8%	9.3%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2024 Net Earnings	$11,264	$6.54
2023 Net Earnings	$8,130	$4.57
% Change	38.5%	43.1%

Reconciliation:
2023 Net Earnings	$8,130	$4.57

2023 NPM Adjustment Items	(38)	(0.02)
2023 Acquisition, disposition and integration-related items	26	0.01
2023 Tobacco and health and certain other litigation items	323	0.18
2023 Loss on disposition of JUUL equity securities	250	0.14
2023 ABI-related special items	70	0.03
2023 Cronos-related special items	29	0.02
2023 Income tax items	32	0.02
Subtotal 2023 special items	692	0.38

2024 NPM Adjustment Items	20	0.01
2024 Acquisition, disposition and integration-related items	1,862	1.08
2024 Asset impairment, exit and implementation costs	(315)	(0.18)
2024 Tobacco and health and certain other litigation items	(76)	(0.04)
2024 ABI-related special items	(2)	—
2024 Cronos-related special items	(15)	(0.01)
2024 Income tax items	969	0.56
Subtotal 2024 special items	2,443	1.42

Fewer shares outstanding	—	0.17
Change in tax rate	47	0.03
Operations	(48)	(0.03)
2024 Net Earnings	$11,264	$6.54

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2024 Reported	$13,658	$2,394	$11,264	$6.54
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition, disposition and integration-related items	(2,527)	(665)	(1,862)	(1.08)
Asset impairment, exit and implementation costs	422	107	315	0.18
Tobacco and health and certain other litigation items	101	25	76	0.04
ABI-related special items	2	—	2	—
Cronos-related special items	18	3	15	0.01
Income tax items	—	969	(969)	(0.56)
2024 Adjusted for Special Items	$11,647	$2,826	$8,821	$5.12

2023 Reported	$10,928	$2,798	$8,130	$4.57
NPM Adjustment Items	(50)	(12)	(38)	(0.02)
Acquisition, disposition and integration-related items	35	9	26	0.01
Tobacco and health and certain other litigation items	430	107	323	0.18
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	89	19	70	0.03
Cronos-related special items	29	—	29	0.02
Income tax items	—	(32)	32	0.02
2023 Adjusted for Special Items	$11,711	$2,889	$8,822	$4.95

2024 Reported Net Earnings			$11,264	$6.54
2023 Reported Net Earnings			$8,130	$4.57
% Change			38.5%	43.1%

2024 Net Earnings Adjusted for Special Items			$8,821	$5.12
2023 Net Earnings Adjusted for Special Items			$8,822	$4.95
% Change			—%	3.4%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$3,127	$3,686
Inventories	1,080	1,215
Other current assets	306	684
Property, plant and equipment, net	1,617	1,652
Goodwill and other intangible assets, net	19,918	20,477
Investments in equity securities	8,195	10,011
Other long-term assets	934	845
Total assets	$35,177	$38,570

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$1,527	$1,121
Accrued settlement charges	2,354	2,563
Deferred gain from the sale of IQOS System commercialization rights	—	2,700
Other current liabilities	4,900	4,935
Long-term debt	23,399	25,112
Deferred income taxes	3,749	2,799
Accrued pension costs	136	130
Accrued postretirement health care costs	935	1,079
Other long-term liabilities	365	1,621
Total liabilities	37,365	42,060
Total stockholders’ equity (deficit) attributable to Altria	(2,238)	(3,540)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$35,177	$38,570

Total debt	$24,926	$26,233

						Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2024 Special Items - (Income) Expense
Acquisition, disposition and integration-related items	$—	$—	$—	$(14)	$—	$—
Asset impairment, exit and implementation costs	—	33	35	—	—	—
Tobacco and health and certain other litigation items	—	11	—	—	—	—
ABI-related special items	—	—	—	—	—	41
Cronos-related special items	—	—	—	—	—	(4)

2023 Special Items - (Income) Expense
NPM Adjustment Items	$(14)	$—	$—	$—	$(21)	$—
Acquisition, disposition and integration-related items	—	—	—	21	—	—
Tobacco and health and certain other litigation items	—	4	—	2	—	—
ABI-related special items	—	—	—	—	—	35
Cronos-related special items	—	—	—	—	—	(1)

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

							Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Gain on the sale of IQOS System commercialization rights
2024 Special Items - (Income) Expense
NPM Adjustment Items	$(29)	$—	$—	$—	$2	$—	$—
Acquisition, disposition and integration-related items	—	—	—	173	—	—	(2,700)
Asset impairment, exit and implementation costs	—	33	389	—	—	—	—
Tobacco and health and certain other litigation items	—	70	—	30	1	—	—
ABI-related special items	—	—	—	59	3	(60)	—
Cronos-related special items	—	—	—	—	—	18	—

2023 Special Items - (Income) Expense
NPM Adjustment Items	$(29)	$—	$—	$—	$(21)	$—	$—
Acquisition, disposition and integration-related items	—	—	—	80	(45)	—	—
Tobacco and health and certain other litigation items	—	69	—	350	11	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	—	250	—
ABI-related special items	—	—	—	—	—	89	—
Cronos-related special items	—	—	—	—	—	29	—

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Consolidated EBITDA and Net Debt to Consolidated EBITDA Ratios
For the Twelve Months Ended December 31, 2024 [1]
(dollars in millions)
(Unaudited)

Total
Consolidated Net Earnings	$11,264
Interest and other debt expense, net	1,037
Provision for income taxes	2,394
Depreciation and amortization	286
EBITDA [2]	14,981
(Income) loss from investments in equity securities and noncontrolling interests, net	(652)
Dividends from less than 50% owned affiliates	139
Gain on the sale of IQOS System commercialization rights	(2,700)
Asset impairment and exit costs	389
Consolidated EBITDA [3]	$12,157

Current portion of long-term debt	$1,527
Long-term debt	23,399
Total Debt [4]	24,926
Cash and cash equivalents [5]	3,127
Net Debt [6]	$21,799

Ratios:
Total Debt / Consolidated Net Earnings	2.2
Total Debt / Consolidated EBITDA	2.1
Net Debt / Consolidated EBITDA	1.8

[1] Calculated as of the end of the applicable quarter on a rolling four quarters basis.

[2] Reflects earnings before interest, taxes, depreciation and amortization (“EBITDA”).

[3] Reflects the term “Consolidated EBITDA” as defined in Altria’s revolving credit agreement.

[4] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2024. See Schedule 10.

[5] Reflects cash and cash equivalents as presented on Altria’s Consolidated Balance Sheet at December 31, 2024. See Schedule 10.

[6] Reflects total debt, less cash and cash equivalents at December 31, 2024.

				Schedule 14
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of Reported OCI to Adjusted OCI
For the Year Ended December 31, 2024
(dollars in millions)
(Unaudited)

	Smokeable Products	Oral Tobacco Products	All Other	Total
Net revenues	$21,204	$2,776	$38	$24,018
Excise taxes	(3,469)	(105)	—	(3,574)
Revenues net of excise taxes	$17,735	$2,671	$38	$20,444

Reported operating companies income (OCI)	$10,821	$1,449	$(414)	$11,856
NPM Adjustment Items	(29)	—	—	(29)
Asset impairment, exit and implementation costs	60	362	—	422
Tobacco and health and certain other litigation items	70	—	—	70
Adjusted OCI	$10,922	$1,811	$(414)	$12,319
Reported OCI margins [1]	61.0%	54.2%	(100+)%	58.0%
Adjusted OCI margins [1]	61.6%	67.8%	(100+)%	60.3%
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

			Schedule 15
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS
For the Years Ended December 31, 2024 and 2022
(Unaudited)

	For the Years Ended December 31,		Compounded Annual Growth Rate
	2024	2022
Reported diluted EPS	$6.54	$3.19	43.2%
NPM Adjustment Items	(0.01)	(0.03)
Acquisition, disposition and integration-related items	(1.08)	—
Asset impairment, exit and implementation costs	0.18	—
Tobacco and health and certain other litigation items	0.04	0.05
JUUL changes in fair value	—	0.81
ABI-related special items	—	1.12
Cronos-related special items	0.01	0.10
Income tax items	(0.56)	(0.40)
Adjusted diluted EPS	$5.12	$4.84	2.9%